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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
EXCO RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

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Filed by EXCO Resources, Inc. Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

EXCO RESOURCES, INC. CONFIRMS NEGOTIATIONS OF DEFINITIVE MERGER
AGREEMENT TO PROCEED WITH MILLER GROUP

        Dallas, Texas, January 8, 2003—EXCO Resources, Inc. ("EXCO") confirmed today that the Special Committee of its Board of Directors is negotiating with a group formed by EXCO's Chairman and Chief Executive Officer, Douglas H. Miller, regarding an acquisition of EXCO by ER Acquisition, Inc., a company formed by Mr. Miller's group for that purpose. The negotiations are based upon the terms of a revised proposal from the Miller group to acquire the common stock of the Company at $18.00 per share and the preferred stock at prices ranging from $18.00 to $18.525 per share, depending on the date of closing. The parties have agreed to proceed with negotiation of a definitive merger agreement, without signing a letter of intent as initially suggested by the Miller group.

        As previously disclosed, the Company currently expects such negotiations to be completed by the end of January, however there is no assurance the parties will reach a definitive agreement. The execution of a definitive agreement is subject to, among other things, completion of due diligence by the parties providing financing for the acquisition, which has commenced, and the confirmation of the financing arrangements.

        Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO's President, Ted Eubank, at EXCO's headquarters, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone number (214) 368-2084.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of EXCO. There can be no assurance that the proposed transaction described in this press release will be accepted by EXCO in its proposed form or any revised form or, that even if accepted, that the transaction will close.

        In the event that the proposed transaction is accepted by EXCO, the acquiring person or entity and EXCO will be required to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission. Investors and security holders are advised to read all such filings regarding the proposed transaction, when and if the transaction proceeds and such filings are made, because they will contain important information. Investors and security holders may obtain free copies of any such filings (when and if they become available) and other documents filed by the company with the SEC at the SEC's web-site at www.sec.gov. Information concerning any participants in any solicitation of EXCO's shareholders that is made in connection with the proposed transaction will be disclosed when available.

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EXCO RESOURCES, INC. CONFIRMS NEGOTIATIONS OF DEFINITIVE MERGER AGREEMENT TO PROCEED WITH MILLER GROUP